Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:23 PM 12/23/2003
FILED 04:09 PM 12/23/2003
SRV 030832173 – 3537432 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CHINDEX INTERNATIONAL, INC.

     The undersigned, being Executive Vice President of CHINDEX INTERNATIONAL, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

     1. The name of the Corporation (hereinafter referred to as the “Company”) is Chindex International, Inc. The date of filing the original Certificate of Incorporation with the Secretary of State of Delaware was June 17, 2002.

     2. The first sentence of Article FOURTH of said certificate of incorporation is hereby amended to read in its entirety as follows:

“The total number of share of stock which the Corporation shall have the authority to issue is 7,300,000 shares, consisting of 6,000,000 shares of common stock, par value $.01 per share, 800,000 shares of Class B Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.”

     3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous consent of the Company’s Board of Directors and a majority of each class of the Company’s outstanding stock in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Company’s Certificate of Incorporation, as amended, to be signed by Robert C. Goodwin, Jr., Executive Vice President, this 23rd day of December, 2003.

CHINDEX INTERNATIONAL, INC.

By: /s/ Robert C. Goodwin, Jr.
Robert C. Goodwin, Jr.
Executive Vice President